News Release
2020-3Q
Contact
Tahmin Clarke
Vice President, Investor Relations
Investor.Relations@intelsat.com
+1 703 559 7406 (o)

Intelsat Announces Third Quarter 2020 Results

•Third quarter revenue of $489.4 million
•Third quarter net loss attributable to Intelsat S.A. of $15.9 million
•Third quarter Adjusted EBITDA of $332.9 million or 68% of revenue
•September 30, 2020 contracted backlog of $6.2 billion

Luxembourg, 5 November 2020
Intelsat S.A. (the "Company") (OTC: INTEQ), today announced financial results for the three months ended September 30, 2020.

Intelsat reported total revenue of $489.4 million and net loss attributable to Intelsat S.A. of $15.9 million for the three months ended September 30, 2020.

Intelsat reported EBITDA1, or earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization, of $266.7 million and Adjusted EBITDA1 of $332.9 million, or 68% of revenue, for the three months ended September 30, 2020.

Intelsat’s Chief Executive Officer, Stephen Spengler, said, “We delivered solid quarterly sequential operational results despite the economic headwinds impacting the entire satellite industry. Financial results were positively impacted by our government business, which generated meaningful top-line growth when compared to the same period last year as a result of new transponder and FlexGround managed services. The reported decline in the media business reflects the macro trends that have continued to impact our results over the past few quarters. Our network services business remained resilient despite the impacts of COVID-19 on the mobility segments that we serve, with new business booked for enterprise network and maritime mobility solutions.”

Spengler concluded, “During the period we announced an agreement to purchase Gogo Inc.'s commercial aviation business, which pairs the world’s largest integrated satellite and terrestrial infrastructure with the leading provider of in-flight broadband connectivity. This transaction is a cornerstone of our growth strategy to deliver end-to-end managed solutions for customers who rely on our satellite capabilities to stay connected around the world. Moving toward a vertically integrated managed services model is paramount because end users demand a world-class broadband experience. We believe our Company has the capability to meet these demands, and we are investing in future innovations to further enhance our service offerings.”

Third Quarter 2020 Business Highlights
Intelsat provides critical communications infrastructure to customers in the network services, media and government sectors. Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and fixed and mobile government applications.

Network Services
Network services revenue was $169.6 million (or 35% of Intelsat’s total revenue) for the three months ended September 30, 2020, a decrease of 6% compared to the three months ended September 30, 2019.

Media
Media revenue was $203.5 million (or 42% of Intelsat’s total revenue) for the three months ended September 30, 2020, a decrease of 9% compared to the three months ended September 30, 2019.

Government
Government revenue was $108.0 million (or 22% of Intelsat’s total revenue) for the three months ended September 30, 2020, an increase of 13% compared to the three months ended September 30, 2019.

Average Fill Rate
Intelsat’s average fill rate as of September 30, 2020 on our approximately 1,675 36 MHz station-kept wide-beam transponders was 74.5%, as compared to an average fill rate at June 30, 2020 of 75.1% on our approximately 1,675 transponders. In addition, as of September 30, 2020 our fleet included approximately 1,225 36 MHz equivalent transponders of high-throughput Intelsat Epic capacity, reflecting no change from the prior quarter.

Contracted Backlog
At September 30, 2020, Intelsat’s contracted backlog, representing expected future revenue under existing contracts with customers, was $6.2 billion, as compared to $6.4 billion at June 30, 2020.

Agreement to Acquire Gogo’s Commercial Aviation Business
On August 31, 2020, Intelsat entered into a purchase and sale agreement to acquire the commercial aviation business of Gogo Inc. for $400.0 million in cash, subject to customary adjustments. This transaction positions Intelsat as a leader in the in-flight connectivity ("IFC") sector, which is one of the fastest growing segments in the broadband connectivity space. With a broadening addressable market, the IFC sector will continue to expand and we anticipate that it will become a major engine of growth for the Company in the future. The transaction is expected to close before the end of the first quarter of 2021, subject to the receipt of certain regulatory approvals and the satisfaction or waiver of certain other customary closing conditions.

C-band Proceeding at the U.S. Federal Communications Commission ("FCC")
On August 14, 2020, the Company filed its final C-band transition plan with the FCC. As set forth in the FCC’s final order on the topic, the C-band auction is scheduled to commence on December 8, 2020.

During the period, Intelsat finalized contracts with satellite manufacturers and launch vehicle providers. On September 17, 2020 the Company announced it had signed a formal agreement with Maxar Technologies to build the final satellite for the C-band spectrum clearing program, and contracted with SpaceX and Arianespace to provide launch vehicles for all of the satellites utilized in the clearing. This announcement underscores that Intelsat is moving forward at an accelerated pace to clear portions of the C-band spectrum and help cement America’s leadership in the deployment of next generation 5G networks.

Financial Results for the Three Months Ended September 30, 2020

Total revenue for the three months ended September 30, 2020 decreased by $17.2 million to $489.4 million, or a decrease of 3 percent as compared to the three months ended September 30, 2019. By service type, our revenues increased or decreased due to the following:

Total On-Network Revenues decreased by $34.5 million, or 8 percent, to $423.5 million as compared to the three months ended September 30, 2019, comprised of:

•Transponder services reported an aggregate decrease of $10.6 million, primarily due to lower revenue from media and government customers, both driven by non-renewals and lower pricing. This was partially offset by new business in network services as a result of a renegotiated contract with a maritime mobility customer and new contracts for enterprise wireless infrastructure.

•Managed services reported an aggregate decrease of $23.6 million, primarily due to a decline in network services and media revenues. The decline in network services was driven largely by credits given to mobility customers related to COVID-19 and the transfer of managed services to transponder services, partially offset by increased revenue from Flex managed services. The decline in media was mainly driven by termination of a managed services video contract and lower occasional use video services.

Total Off-Network and Other Revenues increased by $17.3 million, or 36 percent, to $66.0 million, as compared to the three months ended September 30, 2019 primarily due to the following:
•Transponder, MSS and other Off-Network services revenues increased by an aggregate of $15.3 million to $54.5 million, largely driven by the transfer of certain services from on-network to off-network and the sale of customer premise equipment.

Direct costs of revenue (excluding depreciation and amortization) increased by $15.5 million, or
15 percent, to $120.3 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. The increase was primarily due to a $13.4 million increase in equipment costs largely incurred in connection with government customers.

Selling, general and administrative expenses increased by $8.5 million, or 14 percent, to $69.2 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. The increase was primarily due to a $7.2 million increase in professional fees associated with our Chapter 11 financial restructuring, and a $4.5 million increase in staff-related expenses related to our employee retention incentive plans.

Depreciation and amortization expense increased by $1.0 million, or 1 percent, to $162.6 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. Significant items impacting depreciation and amortization included an increase of $4.7 million in depreciation expense resulting from a satellite placed in service. This was partially offset by a decrease of $3.1 million in depreciation expense due to the timing of a satellite becoming fully depreciated.
Interest expense, net consists of the gross interest expense we incur, together with gains and losses on interest rate cap contracts we hold (which reflect the change in their fair value), offset by interest income earned and the amount of interest we capitalize related to assets under construction.
Interest expense, net decreased by $177.9 million, or 56 percent, to $138.1 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. This was primarily due to a decrease of $176.3 million in interest expense resulting from Chapter 11 restructuring activities.
The non-cash portion of total interest expense, net was $29.7 million for the three months ended September 30, 2020, primarily consisting of interest expense related to the significant financing component identified in customer contracts, amortization and accretion of discounts and premiums, and amortization of deferred financing fees.

Other income (expense), net was $3.1 million for the three months ended September 30, 2020, as compared to other expense, net of $5.1 million for the three months ended September 30, 2019. The net increase in other income primarily consisted of lower foreign currency losses of $4.1 million largely related to our business conducted in Brazilian reais, and a $3.6 million net loss due to a change in value of certain investments in third parties for the three months ended September 30, 2019 with no similar activity in 2020.
Reorganization items reflect direct costs incurred in connection with our Chapter 11 cases. Reorganization items of $36.4 million for the three months ended September 30, 2020 primarily consisted of professional fees. There were no comparable amounts for the three months ended September 30, 2019.
Provision for (Benefit from) income taxes decreased from income tax expense by $24.9 million to income tax benefit of $18.7 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. The decrease was principally attributable to a net benefit recognized for the Base Erosion Anti-Abuse Tax (BEAT), additional benefit from the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) with regards to the relaxed limitations on the deductibility of interest and the use of net operating losses arising in taxable years beginning after 2018, and lower income from our U.S. subsidiaries for the three months ended September 30, 2020.

Net Income, Net Income per Diluted Common Share attributable to Intelsat S.A., EBITDA and Adjusted EBITDA
Net loss attributable to Intelsat S.A. was $15.9 million for the three months ended September 30, 2020, compared to a net loss of $148.3 million for the same period in 2019.
Net loss per diluted common share attributable to Intelsat S.A. was $0.11 for the three months ended September 30, 2020, compared to net loss of $1.05 per diluted common share for the same period in 2019.
EBITDA was $266.7 million for the three months ended September 30, 2020, compared to $336.1 million for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.
Adjusted EBITDA was $332.9 million for the three months ended September 30, 2020, or 68 percent of revenue, compared to $356.1 million, or 70 percent of revenue, for the same period in 2019.
Free Cash Flow Used In Operations1
Net cash provided by operating activities was $140.2 million for the three months ended September 30, 2020. Free cash flow used in operations was $79.8 million for the same period. Free cash flow from (used in) operations is defined as net cash provided by operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment from investing activities, net during the three months ended September 30, 2020 were $220.1 million.
____

1In this release, financial measures are presented both in accordance with U.S. GAAP and also on a non-U.S. GAAP basis. EBITDA, Adjusted EBITDA (or AEBITDA), free cash flow from (used in) operations and related margins included in this release are non-U.S. GAAP financial measures. Please see the condensed consolidated financial information below for information reconciling non-U.S. GAAP financial measures to comparable U.S. GAAP financial measures.

Conference Call Information
In light of the Company and certain of its subsidiaries’ decision to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, the Company will not host a financial results conference call this quarter. Additional details regarding the Company's results and the bankruptcy proceedings are included in the Company's Quarterly Report on Form 10-Q for the third quarter of 2020, which was filed with the U.S. Securities and Exchange Commission earlier today. Additional operational and financial details are also available on our Investor Relations website at investors.intelsat.com.

About Intelsat
As the foundational architects of satellite technology, Intelsat S.A. (OTC: INTEQ) operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine Here, with us, at Intelsat.com.

Intelsat Safe Harbor Statement:
Some of the information and statements contained in this earnings release and certain oral statements made from time to time by representatives of Intelsat constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this earnings release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: the effects of the Company and certain of its subsidiaries’ voluntary commencement of cases under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) on our liquidity or results of operations or business prospects; our ability to confirm and consummate a plan of reorganization; our belief as to the likelihood of the cause of the failure of Intelsat 29e occurring on our other satellites; our guidance regarding our expectation that the launches of our satellites in the future will position us for growth; our plans for satellite launches in the near to mid-term; our intention to maximize the value of our spectrum rights; our expectations as to our ability to comply with the final U.S. Federal Communications Commission (“FCC”) order regarding clearing C-band spectrum in North America, including the availability of adequate resources and funds required to comply and the receipt of accelerated clearing payments set forth in the FCC order; our belief that the scale of our fleet can reduce the financial impact of any satellite anomalies or launch failures and protect against service interruptions; our belief that the diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions; our belief that developing differentiated services and investing in related software- and standards-based technology will allow us to unlock opportunities that are essential to providing global broadband connectivity; and our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders.

The forward-looking statements reflect Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; our ability to access capital markets for debt or equity; the competitive environment in which we operate; customer defaults on their obligations to us; the impact of the novel coronavirus ("COVID-19") pandemic on our business, the economic environment and our expected financial results; our ability to consummate our transaction through which we expect to purchase the equity of Gogo Inc.’s (“Gogo”) commercial aviation business (the “Gogo Transaction”), including without limitation the receipt of certain regulatory approvals and potential further approvals by the Bankruptcy Court; our expectations as to the timing, benefits and impact on our future financial performance associated with the Gogo Transaction; our ability to successfully integrate Gogo’s commercial aviation business (including without limitation, the achievement of synergies and cost reductions); our international operations and other uncertainties associated with doing business internationally; litigation; risks, uncertainties, and increased administrative and legal costs related to the Chapter 11 Cases; our ability to improve our liquidity and long-term capital structure and address our debt service obligations through the restructuring; our ability to obtain timely approval by the Bankruptcy Court with respect to the motions that we have filed or will file in the Chapter 11 Cases; objections to the Company’s restructuring process or other pleadings filed that could protract the Chapter 11 Cases or interfere with the Company’s ability to consummate the restructuring; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; our substantial level of indebtedness and related debt service obligations and restrictions, including those expected to be imposed by covenants in any exit financing, that may limit our operational and financial flexibility; the conditions to which our debtor-in-possession (DIP) financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of our control; our ability to develop and execute our business plan during the pendency of the Chapter 11 Cases; potential delays in the Chapter 11 process due to the effects of the COVID-19 pandemic; our ability to continue as a going concern and maintain relationships with regulators, suppliers, customers, employees and other third parties as a result of such going concern during the restructuring. Known risks include, among others, the risks described in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2019, Intelsat’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and its other filings with the U.S. Securities and Exchange Commission; the political, economic, regulatory and legal conditions in the markets we are targeting for communications services or in which we operate; and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2020
Revenue	$506,658	$489,449
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	104,743	120,267
Selling, general and administrative	60,750	69,215
Depreciation and amortization	161,536	162,573
Total operating expenses	327,029	352,055
Income from operations	179,629	137,394
Interest expense, net	315,964	138,075
Other income (expense), net	(5,115)	3,067
Reorganization items	—	(36,367)
Loss before income taxes	(141,450)	(33,981)
Provision for (benefit from) income taxes	6,248	(18,650)
Net loss	(147,698)	(15,331)
Net income attributable to noncontrolling interest	(594)	(600)
Net loss attributable to Intelsat S.A.	$(148,292)	$(15,931)
Net loss per common share attributable to Intelsat S.A.:
Basic	$(1.05)	$(0.11)
Diluted	$(1.05)	$(0.11)

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
($ in thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2020
Net loss	$(147,698)	$(15,331)
Add (Subtract):
Interest expense, net	315,964	138,075
Provision for (benefit from) income taxes	6,248	(18,650)
Depreciation and amortization	161,536	162,573
EBITDA	$336,050	$266,667

EBITDA Margin	66%	54%

Note:

Intelsat calculates a measure called EBITDA to assess the operating performance of Intelsat S.A. EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the Fixed Satellite Services (“FSS”) sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and financial analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
($ in thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2020

Net loss	$(147,698)	$(15,331)
Add (Subtract):
Interest expense, net	315,964	138,075
Provision for (benefit from) income taxes	6,248	(18,650)
Depreciation and amortization	161,536	162,573
EBITDA	336,050	266,667
Add:
Compensation and benefits(1)	3,924	15,484
Non-recurring and other non-cash items(2)	11,944	10,510
Reorganization items, net(3)	—	36,367
Proportionate share from unconsolidated joint venture:(4)
Interest expense, net	1,345	1,074
Depreciation and amortization	2,814	2,815
Adjusted EBITDA(5)(6)	$356,077	$332,917

Adjusted EBITDA margin	70%	68%

(1)Reflects non-cash expenses incurred relating to our equity compensation plans and, for the three months ended September 30, 2020, expenses incurred relating to our employee retention incentive plans in connection with our Chapter 11 proceedings.
(2)Reflects certain non-recurring expenses, gains and losses and non-cash items, including the following: professional fees related to our liability management initiatives; costs associated with our C-band spectrum proposal; corporate development and strategy costs; certain research and development costs; severance, retention and relocation payments; changes in fair value of certain investments; certain foreign exchange gains and losses; and other various non-recurring expenses. In 2019, these costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.
(3)Reflects direct costs incurred in connection with our Chapter 11 proceedings.
(4)Reflects adjustments related to our interest in Horizons-3 Satellite LLC ("Horizons 3").
(5)Adjusted EBITDA included $25.8 million and $26.2 million for the three months ended September 30, 2019 and 2020, respectively, of revenue relating to the significant financing component identified in customer contracts in accordance with the adoption of ASC 606, Revenue from Contracts with Customers. These impacts are not permitted to be reflected in the applicable consolidated and Adjusted EBITDA definitions under our debt agreements.
(6)Intelsat S.A. Adjusted EBITDA reflected $5.1 million and $4.4 million for the three months ended September 30, 2019 and 2020, respectively, of Adjusted EBITDA attributable to Intelsat Horizons-3 LLC, its subsidiaries and its proportionate share of Horizons 3. These entities are considered to be unrestricted subsidiaries under the definitions set forth in our applicable debt agreements.

Note:

Intelsat calculates a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31, 2019	September 30, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$810,626	$1,001,000
Restricted cash	20,238	19,350
Receivables, net of allowances of $40,028 in 2019 and $29,838 in 2020	255,722	215,725
Contract assets	47,721	40,479
Prepaid expenses and other current assets	39,230	104,838
Total current assets	1,173,537	1,381,392
Satellites and other property and equipment, net	4,702,063	4,696,123
Goodwill	2,620,627	2,620,627
Non-amortizable intangible assets	2,452,900	2,440,700
Amortizable intangible assets, net	276,752	253,425
Contract assets, net of current portion	74,109	57,715
Other assets	504,394	564,434
Total assets	$11,804,382	$12,014,416
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$88,107	$172,271
Taxes payable	6,402	8,223
Employee related liabilities	44,648	35,371
Accrued interest payable	308,657	13,837
Current portion of long-term debt	—	5,400,953
Contract liabilities	137,706	127,879
Deferred satellite performance incentives	42,835	42,337
Other current liabilities	62,446	58,416
Total current liabilities	690,801	5,859,287
Long-term debt	14,465,483	—
Contract liabilities, net of current portion	1,113,450	1,060,732
Deferred satellite performance incentives, net of current portion	175,837	146,559
Deferred income taxes	55,171	63,922
Accrued retirement benefits, net of current portion	125,511	113,258
Other long-term liabilities	166,977	224,728
Liabilities subject to compromise	—	10,170,344
Shareholders’ deficit:
Common shares, nominal value $0.01 per share	1,411	1,421
Paid-in capital	2,565,696	2,572,324
Accumulated deficit	(7,503,830)	(8,144,803)
Accumulated other comprehensive loss	(63,135)	(61,191)
Total Intelsat S.A. shareholders’ deficit	(4,999,858)	(5,632,249)
Noncontrolling interest	11,010	7,835
Total liabilities and shareholders’ deficit	$11,804,382	$12,014,416

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2020
Cash flows from operating activities:
Net loss	$(147,698)	$(15,331)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	161,536	162,573
Provision for doubtful accounts	6,901	6,818
Foreign currency transaction loss	4,333	403
Share-based compensation	3,924	2,919
Deferred income taxes	4,084	(911)
Amortization of discount, premium, issuance costs and related costs	10,658	2,412
Amortization of actuarial loss and prior service credits for retirement benefits	112	659
Unrealized losses on derivative financial instruments	5,238	23
Unrealized losses on investments and loans held-for-investment	—	(17)
Other non-cash items	27	—
Changes in operating assets and liabilities:
Receivables	(14,185)	1,503
Prepaid expenses, contract and other assets	1,351	(39,167)
Accounts payable and accrued liabilities	4,391	33,085
Accrued interest payable	(261)	(62)
Contract liabilities	(743)	(22,372)
Accrued retirement benefits	(2,486)	(3,986)
Other long-term liabilities	(7,318)	11,686
Net cash provided by operating activities	29,864	140,235
Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(43,761)	(220,060)
Origination of loans held-for-investment	(6,000)	(1,150)
Proceeds from loans held-for-investment	—	249
Other proceeds from satellites	3,750	—
Net cash used in investing activities	(46,011)	(220,961)
Cash flows from financing activities:
Debt issuance costs	(38)	—
Principal payments on deferred satellite performance incentives	(5,796)	(6,233)
Dividends paid to noncontrolling interest	(1,436)	(3,080)
Proceeds from exercise of employee stock options	754	—
Other financing activities	2	—
Net cash provided by financing activities	(6,514)	(9,313)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(878)	(596)
Net change in cash, cash equivalents and restricted cash	(23,539)	(90,635)
Cash, cash equivalents, and restricted cash, beginning of period	848,173	1,110,985
Cash, cash equivalents, and restricted cash, end of period	$824,634	$1,020,350
Supplemental cash flow information:
Cash paid for reorganization items included in cash flows from operating activities	$—	$25,070
Interest paid, net of amounts capitalized	279,149	109,395
Income taxes paid, net of refunds	2,533	2,089
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$3	$(13,221)
Conversion of loans held-for-investment to equity securities	—	—

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO FREE CASH FLOW FROM (USED IN) OPERATIONS
($ in thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2020
Net cash provided by operating activities	$29,864	$140,235
Other proceeds from satellites from investing activities	3,750	—
Payments for satellites and other property and equipment (including capitalized interest)	(43,761)	(220,060)
Free cash flow used in operations	$(10,147)	$(79,825)

Note:

Free cash flow from (used in) operations consists of net cash provided by (used in) operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest) from investing activities and other payments for satellites from financing activities. Free cash flow from (used in) operations is not a measurement of cash flow under U.S. GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by financial analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under U.S. GAAP, and free cash flow from (used in) operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
SUPPLEMENTARY TABLE
REVENUE BY CUSTOMER SET AND SERVICE TYPE
($ in thousands)

By Customer Set
	Three Months Ended September 30, 2019		Three Months Ended September 30, 2020		Increase (Decrease)	Percentage Change
Network Services	$180,761	36%	$169,594	35%	$(11,167)	(6)%
Media	222,853	44%	203,552	42%	(19,301)	(9)
Government	95,743	19%	107,981	22%	12,238	13
Other	7,301	1%	8,322	2%	1,021	14
Total	$506,658		$489,449		$(17,209)	(3)%

By Service Type
	Three Months Ended September 30, 2019		Three Months Ended September 30, 2020		Increase (Decrease)	Percentage Change
On-Network Revenues:
Transponder services	$364,312	72%	$353,758	72%	$(10,554)	(3)%
Managed services	93,080	18%	69,438	14%	(23,642)	(25)
Channel	601	—%	280	—%	(321)	(53)
Total on-network revenues	457,993	90%	423,476	87%	(34,517)	(8)
Off-Network and Other Revenues:
Transponder, MSS and other off-network services	39,129	8%	54,478	11%	15,349	39
Satellite-related services	9,536	2%	11,495	2%	1,959	21
Total off-network and other revenues	48,665	10%	65,973	13%	17,308	36
Total	$506,658		$489,449		$(17,209)	(3)%